Exhibit 99.1

FOR RELEASE:		October 29, 2010

Contacts:	Douglas J. Glenn
Executive Vice President, General Counsel and
Chief Operating Officer
Hampton Roads Bankshares
(757) 217-3634

Carol H. Vincent
Director, Eastern Shore Public Library
757-787-3400

SHORE BANK TO DONATE LAND FOR EASTERN SHORE PUBLIC LIBRARY

Norfolk, Virginia and Onley, Virginia, October 29, 2010:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPR) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, and the Eastern Shore Public Library (the “ESPL” or the “Library”) today jointly announced that the Library intends to construct a new 30,000 square foot building, and that Shore Bank will donate land for the project adjacent to Shore Bank’s headquarters on Shore Parkway in Onley.  The new library will replace the current main branch in Accomac, which has been in use for 45 years.

According to Carol H. Vincent, Director of the Library, the current facilities are well below state standards for libraries, based on the regional population.  “Patronage at the main branch continues to grow every year.  We serve hundreds of people every day, who visit the library for books, periodicals and other media.  Our computers are constantly in use, often with people waiting for computer time,” Vincent said.

“The Eastern Shore needs a larger and more modern facility, and this location will be outstanding.  This land has good access to and from Route 13, proximity to other retail and service businesses, and high visibility.  We are thrilled that Shore Bank has agreed to make this very generous gift to the community.”

“We will have room for additional computers, a more inviting children’s section, dedicated teen space, public meeting rooms, study rooms, and a larger space for our Eastern Shore history collection.  Plus, we will make sure there is plenty of parking available and the building will be completely ADA-compliant,” says Pam Spencer-Holley, chair of the ESPL Board of Trustees.  “Last spring, we surveyed many of our users and local students to get their input into the features they would like in a larger library.  We plan to involve the public in our planning and design process as much as we can.”

Steven M. Belote, President and CEO of Shore Bank, said the Bank would welcome the Library as its neighbor in Onley.  Shore Bank’s 19,000 square foot headquarters, completed in 2004, houses Shore Bank’s executive offices and its operations and data processing employees.  The headquarters includes an 85 person capacity meeting facility frequently used for community events.

Belote added, “Shore Bank recognizes the essential role of the Library in serving the information needs of the Eastern Shore.  Our Board believes this gift will strengthen the vitality of the central part of the Eastern Shore, while providing the Library with the land it needs to expand its services to our community.”

According to Belote, Shore Bank will donate land on the northwest side of Shore Parkway, which leads from West Main Street to Shore Bank’s headquarters.  Shore Bank will retain the land on the southeast side of Shore Parkway for potential future endeavors.   The donated land comprises just over 5 acres, Belote said.

Richard F. Hall, III, Chairman of the Board of Shore Bank, said, “We are delighted to contribute this land for the new main branch of the Library.  As a leading community bank in our region, Shore Bank is committed to continuing to support the educational and community organizations that are so important to the families of the Eastern Shore of Virginia and Maryland.”

The Library recently formed a non-profit foundation and plans to hold a capital campaign to raise money for the new building.  The foundation will seek money from multiple sources, including individual and corporate donations, grants from other non-profit foundations, and government investments.  John Edmonds, IV, from Richmond, has been named president of the ESPL Foundation.

"Shore Bank's generous donation of land for a new library center has certainly been a great gift to the ESPL Foundation as well.  The high visibility of the Shore Bank location will drastically reduce the time and cost of the initial awareness programs in the Foundation's embryonic capital campaign," remarked Mr. Edmonds.  "We are currently recruiting capital campaign committee members and a chairman; I personally would like to see the campaign in its final planning stages no later than autumn of next year. I hope the Eastern Shore community and government will be as forthcoming and convinced as Shore Bank is about the importance of the new library center.”

About the Eastern Shore Public Library

The ESPL system consists of the main branch currently in Accomac, and the Northampton Free Library in Nassawadox.  In addition, ESPL provides the books, computers, cataloging services, and limited employee staffing to the libraries at Chincoteague and Cape Charles, which operate under separate boards of directors.  As a regional library system, ESPL receives funding from both Accomack and Northampton Counties, as well as from the Commonwealth of Virginia.  Together the four libraries hold a collection of more than 140,000 books and other items.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates twenty-eight banking offices in the Hampton Roads region of southeastern Virginia and twenty-four offices in Virginia and North Carolina doing business as Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, title insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol HMPR.  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.
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